Exhibit 99.1

PHILIP A. PISCOPO

February 19, 2010

Ms. Marcy Syms
President, Chief Executive and Chair
SYMS CORP
One Syms Way
Secaucus, New Jersey 07094

Dear Marcy:

Please consider and accept this as notice of my resignation from Syms Corp, effective March 5, 2010. My resignation is from all offices that I hold, including vice president and secretary of Syms Corp and manager of SYL, LLC and/or Filene’s Basement, LLC.

As discussed, I am availing myself of a significant opportunity to run a company in an industry I have previously worked in. I appreciate the opportunity to have been of service to you, the board and the Company and wish every continued success to all involved. I will work to ensure a smooth transition in an orderly fashion and with the least disruption possible to the operations of the board and the Company.

Thank you for all the opportunities afforded me.

Respectfully submitted,

/s/ Philip A. Piscopo
Philip A. Piscopo